 SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF
THE SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): December 3, 2008

OmniReliant Holdings, Inc.
(Exact name of registrant as specified in its charter)

Nevada	000-51599	54-2153837
(State or Other Jurisdiction	(Commission File	(I.R.S. Employer
of Incorporation)	Number)	Identification Number)

14375 Myerlake Circle
Clearwater, FL 33760
 (Address of principal executive offices) (zip code)

(727) 230-1031
(Registrant's telephone number, including area code)

(Former name or former address, if changed since last report)

Copies to:
Darrin Ocasio, Esq.
Sichenzia Ross Friedman Ference LLP
61 Broadway
New York, New York 10006
Phone: (212) 930-9700
Fax: (212) 930-9725

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instructions A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01                      Entry into a Material Definitive Agreement

On December 3, 2008, OmniReliant Holdings, Inc. (the “Company”) entered into a securities purchase agreement (the “Purchase Agreement”) with Abazias, Inc. (“Abazias”), a Delaware corporation and Abazias.com, Inc., (“Abazias Sub”), a Nevada corporation and wholly owned subsidiary of Abazias, pursuant to which the Company has agreed to purchase substantially all of the assets of Abazias Sub for an aggregate purchase price of: (i) a loan in the amount of Five Hundred Thousand Dollars ($500,000) (the “Loan”) and; (ii) the issuance of up to thirteen million one thousand (13,001,000) shares of the Company’s zero coupon convertible preferred stock (the “Preferred Stock”) to the Shareholders of Abazias, subject to adjustment as set forth in the Purchase Agreement.

Under the Purchase Agreement, upon closing of the transaction the Company shall issue the Preferred Stock to the shareholders of Abazias, Inc. in exchange for one thousand (1000) shares of common stock of Abazias Sub (the “Shares”), which shares constitute all of the issued and outstanding shares of capital stock of Abazias Sub.  Each stockholder of common stock of the Abazias (the “Abazias Common Stock”) issued and outstanding on the Record Date, as that term is defined in the Purchase Agreement, shall receive the following: a number of shares of Preferred Stock equal to (i) the total shares of Preferred Stock multiplied by (ii) such stockholder’s pro rata share of Abazias Common Stock owned by such stockholder of Abazias (the “Pro Rata Ratio”).  No fraction of a share of Preferred Stock will be issued by virtue of the Purchase Agreement, but in lieu thereof each holder of shares of Abazias Common Stock who would otherwise be entitled to receive a fraction of a share of Preferred Stock (after aggregating all fractional shares of Preferred Stock that otherwise would be received by such holder) shall receive from the Company one additional share of Preferred Stock.

The Loan, in the form of a Note, was made on August 12, 2008.   The Note bears interest at 10% per annum and matures on December 31, 2009 (the “Maturity Date”).

Subject to the terms and restrictions contained within the Note, the Company has the right, solely at the Company’s option, to convert the outstanding principal amount under the Note at any time after (i) the sale of substantially all of the assets of Abazias.com to the Company; (ii) an Event of Default, as that term is defined in the Purchase Agreement; or (iii) the Maturity Date.  In the event that Abazias sells substantially all of its assets to the Company, the Note shall automatically convert into outstanding shares of Abazias. If Abazias consummates a merger or acquisition with a company that was introduced to it by the Company, the Note shall automatically convert into twenty five percent (25%) of the outstanding shares of Abazias, on a fully diluted basis at the time of conversion

The full principal amount of the Note, along with any interest accrued thereon, is due upon a default under the terms of the Note.

Upon the Closing of this transaction, Abazias, Sub will become a wholly owned subsidiary of the Company.  Commensurate with the entering into of the Agreement, Abazias Sub has entered into Employment Agreements with Oscar Rodriguez and Jesus Diaz, with Mr. Rodriguez serving as Chief Executive Officer and President of Abazias Sub and Mr. Diaz serving as Vice President, Chief Financial Officer and Chief Operating Officer of Abazias Sub.  The Employment Agreements shall become effective upon the closing of the transaction.

Additionally, the Company and Abazias shall jointly prepare and the Company shall file with the Securities and Exchange Commission (the “SEC”) a Form S-4, which shall include a document or documents that will constitute (i) the prospectus forming part of the registration statement on the S-4 and (ii) the Joint Proxy Statement/Prospectus.  Both the Company and Abazias are required under the Purchase Agreement to use all commercially reasonable efforts to cause the S-4 to become effective as promptly as practicable, and, prior to the effective date of the S-4, the Company and Abazias shall take all action required under any applicable laws in connection with the issuance of the Shares and the Preferred Stock.

Item 9.01 Financial Statements and Exhibits.

Exhibit Number	Description
10.1	Form of Securities Purchase Agreement by and between OmniReliant Holdings, Inc., Abazias, Inc. and Abazias.com, Inc. dated December 3, 2008.
10.2	Form of Note issued by Abazias, Inc. to OmniReliant Holdings, Inc. attached hereto as Exhibit B to Exhibit 10.1
10.3	Form of Employment Agreement between Abazias.com, Inc and Oscar Rodriguez attached hereto as Exhibit D-1 to Exhibit Number 10.1
10.4	Form of Employment Agreement between Abazias.com, Inc and Jesus Diaz attached hereto as Exhibit D-1 to Exhibit Number 10.1
99.1	Press Release of OmniReliant Holdings, Inc. dated December 9, 2008

SIGNATURES

Pursuant to the requirements of the Securities and Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

OmniReliant Holdings, Inc.

Dated: December 9, 2008	By: /s/ Paul Morrison
Name: Paul Morrison
Title: Chief Executive Officer